PRIVATE LABEL PURCHASE AGREEMENT

This Agreement contains the entire agreement between MINNESOTA MINING AND MANUFACTURING COMPANY on behalf of the Stationery Products Division (3M), having its principal offices at 3M Center, St. Paul Minnesota, and AIR PACKAGING TECHNOLOGIES INCORPORATED (APTI), a Delaware corporation, with its principal offices at 25620 Rye Canyon Road, Valencia, California 91355-1164.

1.       Purpose

APTI manufactures and sells inflatable packaging products. 3M is interested in purchasing some of these products from APTI on a private label basis for resale throughout the world under the terms and conditions set forth in this Agreement. APTI is willing to sell the desired products to 3M under the terms and conditions set forth in this Agreement.

2.       Products To Be Sold;  Restrictions; New Products

     2.1 APTI agrees to sell to 3M and 3M agrees to buy from APTI the private label inflatable packaging products which are described in the attached Exhibit A (PRODUCTS). Specifications of the PRODUCTS will be agreed to between the parties and delivered to APTI prior to the commencement of this Agreement. APTI must not change PRODUCTS without the prior written consent of 3M. If APTI wishes to change a PRODUCT, then APTI will provide 3M with a written request to change the PRODUCT, including a description of the proposed change and whether or not the change would affect the price of the PRODUCT. 3M agrees to inform APTI concerning whether or not 3M is willing to consent to the change within ninety
(90) days after receipt of the request.

     2.2 a. APTI grants 3M, its subsidiaries and affiliates the exclusive right to distribute, sell or otherwise dispose of in the retail market throughout the world all PRODUCTS listed in section A of Exhibit A. The retail market includes selling directly and indirectly to consumers and small businesses. 3M will have the exclusive right to sell to mass merchants, warehouse clubs, office supply catalogs, drug stores, variety stores, grocery stores, hardware stores, home centers, bookstores, office superstores, retail mailing centers (e.g. Mail Box Etc.) and any other type of account that sells products to consumers and small businesses. APTI also grants Sumitomo/3M, 3M's affiliate in Japan, the exclusive right to sell or otherwise dispose of all PRODUCTS in Japan. APTI also grants 3M, its subsidiaries and other affiliates the non-exclusive right to distribute, sell or otherwise dispose of all PRODUCTS throughout the world in all other markets.

     b. APTI understands that many accounts that sell to the retail market also sell into other markets. APTI agrees that 3M will not be obligated to limit where accounts resell PRODUCTS.

     c. APTI agrees that APTI will not knowingly and intentionally sell PRODUCTS to any third party for resale into the retail market or for resale into Japan as long as 3M's exclusive rights exist. If APTI subsequently learns that a customer is selling PRODUCTS into the retail market or into Japan then APTI agrees to immediately cease selling PRODUCTS to the customer.

     2.3 a. 3m will not be required to purchase any specified quantity of PRODUCTS from APTI during the Agreement term.

     b. On or before December 1st of 2001 and December 1st of each subsequent calendar year during the Agreement term, 3M will present to APTI) a marketing plan which explains the actions that 3M will take to market Products in the retail market throughout the world and 2) a marketing plan which explains the actions 3M will take to market Products in Japan. APTI will review each plan and notify 3M in writing within two weeks after receiving 3M's plain that APTI accepts the plan as written or APTI wishes to discuss the plan. If APTI notifies 3M that a plan is accepted, then 3M's exclusivity with respect to the retail market throughout the world and 3M's exclusivity with respect to Japan, whichever is applicable, will continue during the next calendar year. If APTI notifies 3M that APTI wishes to discuss the plan, then the parties will meet to discuss the plan. If the parties are not able to agree upon a marketing plan that is acceptable to APTI, then 3M's exclusive right for the retail market throughout the world or Japan, whichever is applicable, will convert to a nonexclusive right effective as of the date APTI notifies 3M in writing that the parties were unable to agree upon a marketing plan acceptable to APTI. APTI agrees that it will not unreasonably withhold its acceptable of a 3M marketing plan. If 3M loses exclusivity for the retail market throughout the world or Japan during the Agreement term, then 3M will not be obligated to share a marketing plan with respect to the applicable market following December 1st.

     2.4 a. APTI agrees to offer 3M the right to purchase all new inflatable packaging products which APTI develops or obtains the right to sell from a third party. If 3M notifies APTI that 3M wishes to add a new product to the Agreement, then the parties will execute an amendment adding the new product to Exhibit A. The initial price of the new product will no exceed APTI's manufacturing costs times 1.5. The initial price will be firm until the end of the twelve month period during which the new product is added to the Agreement. After this initial period, the price will be subject to change as proved in section 3.2 b.

     b. If 3M declines to purchase a new product offered by APTI and APTI subsequently decides to offer the new product at a price lower than the price offered to 3M, then APTI agrees to give 3M the opportunity to buy the new product at the reduced price before offering the lower price to any third party.


3.       Product Prices:  Terms:  Price Protection

     3.1 a. APTI agrees to initially sell PRODUCTS to 3M at the prices listed in the Price Schedule attached as Exhibit A. The prices are F.O.B APTI's Valencia, California facility delivered to a carrier specified by 3M.

     b. APTI and 3M will meet to agree upon the process which will apply to all other products which APTI makes and which 3M wishes to buy after this Agreement has been executed. Once 3m and APTI agree upon the price for a particular product, the product will be added to Exhibit A in the appropriate section by both parties executing a written amendment to this Agreement.

     3.2 a. APTI agrees that the prices listed in Exhibit A are firm during the first twelve months of the Agreement term.

     b. At the beginning of each new twelve month period during the Agreement term the parties will meet to review the pricing. No overhead or labor cost increases will be passed on to 3M. APTI will offset any such cost increases through continuous improvements within APTI's operations. If the process of the raw materials used to manufacture each PRODUCT and the packaging supplies used to package the PRODUCT have increased or decreased during the previous twelve months of the Agreement term by an amount equal to at least 3% of the total raw material and packaging supplies costs related to a PRODUCT, then the price of the affected PRODUCT will be increased or decreased at the end of the twelve month period by the amount of the raw material and packaging supply price increase or decrease applicable to the PRODUCT effective as of the first day of the new twelve month period. The adjusted prices will be firm for the new twelve month period.

     c. The amount of the raw material and packaging supply price increase or decrease applicable to each PRODUCT will be calculated by taking the prices of each raw material and packaging supply paid by APTI on the first day of each month during the preceding twelve months (or the amount paid in the last bill prior to the first day of the month) and calculating an average price. This average price will be compared to the price of the each raw material and packaging supply that APTI paid during the first month of the previous twelve month period. A weighted average calculation will be made to determine whether or not APTI's total cost of raw materials and packaging supplies for a PRODUCT has increased or decreased by an amount equal to at least 3% of the total raw material and packaging supplies costs related to a PRODUCT.

     3.3 If APTI sells a PRODUCT at a lower price to any third party, then APTI agrees to promptly reduce 3M's price and allow 3M to continue paying the reduced price as long as APTI is selling the PRODUCT at the reduced price to a third party. Exhibit A will be amended to reflect the reduced price.

     3.4 Payment terms are 2% 10 days net 40 days from the date 3M receives a complete and correct monthly summary invoice. At the end of each month APTI shall send 3M a monthly summary invoice including all shipments of ordered PRODUCTS made during the month. If 3M's purchase order or purchase order release contains invoicing instructions, then APTI agrees to comply with those instructions. Payment of any invoice will not constitute acceptance of the applicable PRODUCTS. Invoices will be subject to adjustment for errors, shortages, detects in goods or services, a PRODUCT's non-compliance with specification, or other failure of APTI to meet its requirements under this Agreement.


4.       Forecasts: Orders: Shipments: Packaging

     4.1 3M will order PRODUCTS either by a) issuing a specific purchase order listing an ordered quantity or b) by issuing a blanket purchase order listing a forecasted quantity which 3M estimates is the maximum quantity 3M will purchase for each PRODUCT and then order PRODUCTS using purchase order releases. All blanket purchase orders are for planning purposes only and are not a commitment to purchase the estimated quantities of PRODUCTS listed in the blanket purchase order. If any purchase order or blanket purchase order issued pursuant to this Agreement contains any specific provision inconsistent with this Agreement, then this Agreement will govern and the inconsistent provision of the purchase order will be applicable only so far as it is not inconsistent with this Agreement.

     4.2 During the term of this Agreement, APTI will accept all purchase orders and all purchase order releases for PRODUCTS tendered by 3m that conform to the terms of the Agreement.

     4.3 a. 3M will provide APTI monthly with a six month rolling forecast. The qualities listed for the first month of each forecast are firm and the quantities listed for the last five months are a nonbonding estimate.

     b. If any six month forecast includes a forecast quantity for one of the months after the first month for a given PRODUCT which is at least 50% higher than the average monthly forecast quantity for the previous three months and this higher monthly forecast quantity requires APTI to increase its inventory of a raw material or packaging supply that APTI would need to make the PRODUCT in order to be able to meet the delivery requirements of section 4.4, then APTI will notify 3M that APTI needs to increase its inventory of the raw material or packaging supply. If 3M instructs APTI to increase its inventory of the raw material or packaging supply, then 3M will be required to reimburse APTI for the cost of such additional inventory if 3M doesn't subsequently purchase enough of the PRODUCT to use up the additional inventory within twelve months after APTI purchases the additional inventory.

     4.4 The quantities of PRODUCTS ordered in a purchase order or a purchase order release which are consistent with 3M's forecast will be made available by APTI for pickup by 3M's carrier within 10 days after receipt of a purchase order or a purchase order release. If 3M orders more than the forecasted quantity, then APTI agrees to make a good faith effort to deliver the excess quantities within 30 days after receipt of the purchase order or a purchase order release. APTI will inform 3M when the ordered quantity is ready for pickup by 3M's designated carrier. If the purchase order or purchase order release contains shipping or identification instructions, then APTI agrees to comply with such instructions.

     4.5 APTI agrees to keep in stock at all times a quantity of each IPRODUCT equal to 50% of the current monthly forecast.

     4.6 All orders will be sent to the following address:

                  Air Packaging Technologies  Incorporated
                  25620 Rye Canyon Road
                  Valencia,  California 91355-1164
                  Attention  __________________  Fax No. ___________________

     4.7 APTI shall bulk package PRODUCTS, at APTI's sole cost, in conformance with the Packaging Specifications agreed to by the parties. The packaging keyline art will be supplied by 3M.

     4.8 3M has the option of converting ordering to Electronic Data Interchange
(EDI) and converting payment to Electronic Funds Transfer (EFT) technology at any time during the Agreement term on sixty (60) days prior written notice to APTI. If 3M exercises this option, then APTI agrees to provide, at no cost to 3M, the necessary electronic data interface to allow for the implementation of such technology.

     4.9 THE PARTIES AGREE THAT TIME AND THE RATE OF DELIVERY ARE OF THE ESSENCE FOR ALL PURCHASE ORDERS AND PURCHASE ORDER RELEASES PLACED BY 3M UNDER THIS AGREEMENT.

5.       Warranty and Limitation of Remedies

     5.1 APTI warrants each PRODUCT will be merchantable and will conform to the agreed upon product and packaging specifications for a period of one year from the date the PRODUCT is purchased by a user. Acceptance of delivery and inspection of any PRODUCTS by 3M will not waive any warranties made by APTI. APTI understands that 3M has relied upon al of these warranties in entering into this Agreement.


     5.2 As the sole remedy to 3M for breach of the foregoing warranties, APTI agrees to replace, without charge to 3M or its customer, any PRODUCT proved to be defective within the warranty period or to refund 3M's purchase price. The parties will agree upon the remedy which will be provided each time there is a breach. If the parties can't agree, then APTI will refund 3M's purchase price.

     5.3 APTI will have the right to evaluate and confirm all alleged defects in the specified PRODUCT. 3M shall return allegedly defective PRODUCT to APTI at the address listed on page 1 at APTI's cost for evaluation by APTI, unless instructed otherwise by APTI. APTI shall promptly evaluate the allegedly defective PRODUCT submitted by 3M and communicated the result of APTI's evaluation to 3 M within fourteen (14) days after receipt.

6.       Trademarks

     6.1 PRODUCTS packaging will bear such trademarks of 3M as 3M shall direct. APTI's use of 3M's trademarks will be limited to the PRODUCTS sold to 3M pursuant to this Agreement.

     6.2 APTI acknowledges that the "3M" corporate symbol trademark and other 3M trademarks which may be used on PRODUCTS packaging, and the goodwill associated therewith, are valid throughout the world and are the exclusive property of 3M and the use of those trademarks on PRODUCTS packaging, and the goodwill created inures to the benefit of 3M. APTI will not claim any rights in the "3M" corporate symbol trademark or the type style, or other 3M trademarks which 3M may use on PRODUCTS packaging, or put in issue either the validity of those trademarks or the ownership by 3M of those trademarks.

     6.3 Upon cancellation or termination of this Agreement, APTI shall not use the "3M" corporate symbol trademark, or the type style, or the other 3M trademarks which 3M may use on PRODUCTS packaging or any other confusingly similar marks.

7.       Term: Termination

     7.1 The term of this Agreement will commence on September 1, 2000 and continue until 3M terminates the Agreement by giving APTI written notice at least 90 days before the desired termination date.

     7.2 Notwithstanding the foregoing language, this Agreement may be terminated on proper written notice by either of the parties in the event of a material breach by the other party of its obligations under this Agreement. Either of the parties intending to terminate the Agreement under this section shall give written notice of its intention to do so to the other party stating its rational and giving a detailed description of the cause. The party giving notice shall grant the other party a reasonable period of time (but in no event more than thirty (30) days) to remedy the cause for termination. During this grace period, the parties shall make a good-faith effort to assist one another in the remedying of any problems surrounding this Agreement. If the cause for termination is remedied within the grace period, then this Agreement will remain in full force and effect.

     7.3 Termination of this Agreement will not terminate any obligations set forth in this Agreement which are incurred prior to such termination.

8.       Confidential Information

     8.1 APTI acknowledges that during the Agreement term APTI may receive confidential information related to the subject matter of this agreement from 3M including, but not limited to, product specifications, customer information and sales information. APTI specifically acknowledges the fact that 3M is purchasing PRODUCTS from APTI and the terms and conditions of this Agreement are confidential information. Except as required by law, APTI agrees that during the term of this Agreement and for three (3) years after the term of this Agreement, APTI shall keep secret all such 3M confidential information and shall use such care as APTI uses in maintaining the confidentiality of is own secret information, but no less than a reasonable degree of care. APTI shall use such 3M confidential information only to the extent, for the purpose and in the course of performing APTI's obligations under this Agreement Notwithstanding the foregoing, APTI may disclose the fact that 3M is purchasing PRODUCTS from APTI, the fact that 3M has entered into a purchase agreement with APTI and a summary of the major terms of the Agreement to APTI's bank and investors.

     8.2 The obligations of confidentiality will not apply to the extent that any such information:

     a. Is known to APTI prior to receipt of the same from 3M as shown by its written records; or

     b.   Is  disclosed  in  published   from  now  or  in  the  future  in  any
          publication, or

     c. Is or becomes available to APTI from any other source without breach of agreement or violation of law; or

     d. Is independently developed by APTI as evidenced by its written records, or

     e.   Is released in writing from the obligation of confidentiality by 3M.

9.       Regulatory Compliance

APTI represents that PRODUCTS have been manufactured and sold in compliance with all applicable federal, state, and municipal laws, rules and regulations, including but not limited to those related to environmental concerns and waste disposal.

10.      Inspection

     10.1 APTI shall execute at its factory a quality control inspection program to ensure each lot of PRODUCTS meets the agreed upon product specifications. APTI shall send 3M a copy of the inspection results and retain samples whenever requested by 3M. 3M agrees it will not request such results and samples more than once a month.

     10.2 APTI agrees to allow 3M to enter APTI's premises and inspect APTI's manufacturing operation at any time to allow 3M to confirm that APTI is making high quality PRODUCTS in compliance with all applicable government regulations.

11.      Notice

Any notice, report or communication required or permitted to be given under this Agreement will be in writing. Notices given will be sent by facsimile or Air Mail, postage paid, addressed as follows unless otherwise specified in this
Agreement:

To 3M             Stationery Products Division
                  Minnesota Mining and Manufacturing Company
                  3M Center, Bldg 223-3NE-o7
                  St. Paul, Minnesota 55144
                  Attention: General Manager

To APTI           Air Packaging Technologies Incorporated
                  25620 Rye Canyon Road
                  Valencia, California 91355-1164
                  Attention:  President

If either party wishes to change the address where notice is to be sent, the party shall promptly communicate the desired change in writing to the other party.

12.      Right of First Refusal

     12.1 If APTI wishes to sell the assets of the business or the capital stock of the company, then APTI agrees to give 3M written notice of this desire and the price at which APTI wishes to sell. 3M must give APTI written notice within 15 days from receipt of APTI's notice indicating whether or not 3 M is interested in purchasing the assets or stock. If 3m indicates it is interested, then the parties will engage in good faith negotiation to determine whether or not they can agree upon a purchase price and the conditions of purchase. If the parties can't agree within 30 days from the date APTI receives 3M's notice, then APTI may offer the assets or stock to other parties subject to the limitations listed below.

     12.2 If APTI receives a bona fide offer to sell or otherwise dispose of substantially all of the assets of the business or the capital stock of the company and APTI decides it is willing to consider such an offer, 3M must give APTI written notice within 15 days from receipt of APTI's notice indicating whether or not 3M is interested in purchasing the assets or stock. If 3m indicates it is interested, then the parties will engage in good faith negotiation to determine whether or not they can agree upon a purchase price and the conditions of purchase. If the parties can't agree within 30 days from the date APTI receives 3M's notice, then APTI may offer the assets or stock to the other party who submitted the offer to APTI.

13.      Stock Warrants

APTI agrees to grant 3M four warrants, each to purchase 560,000 shares of APTI's Common Stock. The first of such warrants will entitle 3M to purchase 560,000 shares of APTI's Common Stock at a purchase price of $.55, said warrants to be exercisable immediately and without condition and to remain exercisable for period of two and one-half years from the date of this Agreement. In addition, APTI agrees to grant 3M three additional warrants to purchase 560,000 shares of APTI's Common Stock (or a total of 1,680,000 shares) such warrants to be exercisable when the following product purchase conditions will be met. At such time as 3M has purchased from APTI $2,000,000 of the PRODUCTS within a time period of twelve months or less, the first of the warrants will become exercisable on the first day of the following month. At such time as 3M has purchased from APTI and additional $2,000,000 of PRODUCTS within a time period of twelve months or less, the second of the warrants will become exercisable on the first day of the following month. At such time as 3M has purchased from APTI $2,000,000 of PRODUCTS within a time period of twelve months or less, the third of the warrants will become exercisable on the first day of the following month. In determining the exercisability of any warrant, a PRODUCT purchase will be counted only once. The purchase price of each warrant will be the average of the closing market price of APTI's common stock during the 45 days immediately prior to the date on which each warrant becomes exercisable. Each warrant will remain exercisable for a period of two and one-half years from the date on which it first becomes exercisable. The warrants are attached as Exhibits C, D, E and F and will be issued by APTI to 3M within 10 days after this Agreement is executed. The warrants will survive termination of this Agreement.

14.      Force Majeure

If either party is unable to perform its obligations, either in whole or in part, under this Agreement as a result of civil or military authority, war, flood, fire, epidemic, or other Act of God, or any other condition or cause beyond its reasonable control not due to its fault or negligence (a "Force Majeure") the affected party will be excused from such performance during the continuance of any such event to the extent that the party is prevented or delayed thereby. If any APTI delay is caused by non-performance of APTI's subcontractor or supplier, this will be a Force Majeure only if the goods or services to be furnished by such entity were not obtainable from other source(s). During any Force Majeure period, APTI will allocate any available goods for delivery in any manner that is fair and reasonable, consistent with the provisions of Section 2-615 of the Uniform Commercial Code.

15.      Assignment

This Agreement, any rights or benefits or duties hereunder will not be assignable by either party without the prior written consent of the other party.

16.      Relationship of Parties

3M and APTI do not in any way or for any purpose intend to become partners in the conduct of a business or otherwise, or joint venturers, or members of a joint enterprise under this Agreement. The relationship will be one of manufacturer and purchaser. Neither party will have any authority to obligate, or to otherwise act as representative of, or agent for, the other party for any purpose, and neither party will make any representations or hold itself out as having such authority.

17.      Partial Invalidity

In case of partial invalidity of this Agreement, the rest of the Agreement will remain in effect and will be enforced.

18.      Dispute Resolution Procedures

     18.1 The parties agree to resolve any questions, claims or disputes arising from or relating to this Agreement or its negotiations or termination by the following sequence of dispute resolution methods. Except as otherwise provided in Section 18.1 d below, these methods are exclusive and will be fully exhausted before the commencement of any litigation.

     a. Negotiation. The parties shall attempt in good faith to resolve any such questions, claims, or disputes promptly by negotiations between executives who have authority to settle the matter within fifteen (15) days of a party's written request for a meeting, which will include a detailed written explanation of the question, claim, or dispute and a proposed resolution. Such negotiations will be held at a mutually acceptable time and location, and as often thereafter as the parties deem reasonably necessary to exchange information and to attempt to resolve the matter as provided in Section 18.1 b below. If an executive participating in such negotiations intends to be accompanied by an attorney, then the other executive(s) will be given at least three (3) working days notice of such intention and may also be accompanied by and attorney. All negotiations pursuant to this Section 18.1 a are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence, and each party will bear its own costs incurred in connection with such negotiations.

     b. Mediation. If the question, claim , or dispute has not been resolved by negotiation pursuant to Section 18.1 a above, then the parties will attempt to resolve the matter by non-binding mediation. Such mediation will be conducted at a mutually acceptable time in a mutually accepted location using a neutral mediator having experience with the industry in accordance with the rules of The Center for Public Resources. Mediation pursuant to this Section 18.1 b is confidential and will be treated as compromise negotiations for purposes of the Federal Rules of Evidence and state rules of evidence, and each party will bear its own costs incurred in and share equally the costs of such mediation.

     c. Litigation. If the parties cannot resolve the question, claim, or dispute as provided above, the, as a last resort, either party may commence litigation, provide, however, that nay lawsuit filed by APTI against 3M must be commenced in a federal or state court of competent jurisdiction in Ramsey County, Minnesota and any lawsuit filed by 3m against APTI must be commenced in t a federal or state court of competent jurisdiction in the county where APTI's principal office is located.

     d. Equitable Relief. Nothing in this Section 18.1 will preclude either party from taking any action necessary to prevent immediate and irreparable harm to it.

     18.2 THE PARTIES FURTHER HEREBY CONSENT TO WAIVER OF ANY CONSTITUTIONAL, STATUTORY OR COMMON LAW RIGHT OF TRIAL BY JURY.

19.      Choice of Forum

The parties agree that Minnesota and California each have a substantial relationship to this transaction, and each party consents to personal jurisdiction in the courts thereof, consistent with Section 18. Any action or suit arising from or related to this Agreement must only be brought by the parties in any federal or state court with appropriate jurisdiction over the subject matter established or sitting in the states of Minnesota or California.

20.      Nonwaiver: Modifications

     20.1 Failure by either party to require strict performance of this Agreement shall not be a waiver of a party's right subsequently to require such strict performance.

     20.2 No change or modification of this Agreement will bind the parties unless it is in writing signed by their respective authorized representatives.

21.      License To Manufacture and Sell

     21.1 Upon the occurrence of any of the events specified as follows:

     a) if 3M is offered a competitive product at a lower price under similar terms and conditions that 3M and APTI agree has comparable quality to a PRODUCT and the competitive product does not infringe APTI's patents and APTI doesn't submit to 3M within thirty days for the date 3M notifies APTI of the lower price a plan in which APTI agrees to lower its prices to meet the competitive price(s) within ninety days from the date APTI received 3M's notice, or

     b) if APTI is unable to consistently meet its delivery obligations for PRODUCT as defined in Section 4.4 above during any three month period;

APTI agrees to execute the license agreement attached as Exhibit B conveying the rights necessary for 3M to make, have made, sell and use the applicable PRODUCT if requested by 3M. 3M must make its request in writing to APTI within ninety
(90) days after becoming aware of the occurrence of on of the above-mentioned events, including 3M's description of the event. APTI will have ten (10) days to respond to 3M with APTI's explanation of why it does not believe that such and event has occurred or to send 3M a copy of the license agreement signed by APTI. IF APTI does not believe such an event has occurred, then the parties will attempt to resolve the dispute by immediately moving to mediation as provided in
Section 18.1 b. If the parties are unable to resolve the dispute using mediation, then either party may commence litigation as provided in Section 18.1
c. If the license agreement goes into effect, then 3M may make itself or have made by a third party the applicable PRODUCT at the time the license agreement goes into effect or 3M may continue to buy some to the PRODUCT from APTI..

     21.2 a. If APTI executes the license agreement because of the occurrence of the event described in Section 22.1 a) and subsequently develops the capability to make the applicable PRODUCT at a lower price and is willing to meet the lower price of the competitive product, then

APTI may give 3M written notice that it is able and willing to sell the PRODUCT to 3M at the lower price.

     b. If APTI executes the license agreement because of the occurrence of the event described in Section 21.1 b) and subsequently can prove to 3M's reasonable satisfaction that it has developed the capability to consistently meet its delivery obligations, then APTI may give 3M written notice that it is able and willing to meet those delivery obligations.

After receipt of such written notice from APTI under section 21.2.a or 21.2.b, 3M agrees to stop making or having made by a third party the applicable PRODUCT within three (3) months after receipt of APTI's notice and the license agreement will be revoked no later than the end of the three month period. 3M will have the right to sell and use all quantities of the PRODUCT made during the time period the license was in effect. It is agreed that this section will not apply unless APTI provides 3M with the required written notice within twelve (12) months after the effective date of the license agreement.

     21.3 If the license agreement is executed, the license agreement is subsequently revoked as provided in Section 21.2 above and then the license agreement must be executed again because one of the events described in section
21.1 occurs, it is agreed that section 21.2 will not apply again.

22.      Bailment of Stock: Work-In Process: Finished Products

     22.1 a. While this Agreement is in effect, 3M may provide to APTI the film (BAILMENT STOCK) needed to manufacture the PRODUCTS. If 3M notifies APTI that 3M wishes to provide the BAILMENT STOCK, then APTI will be responsible for making timely release requests to ensure APTI's inventory of BAILMENT STOCK does not fall below the level necessary to provide timely delivery of PRODUCTS to 3M.

     b. APTI will visually inspect all BAILMENT STOCK received from 3M or 3M's vendors using visual standards supplied by 3M. All BAILMENT STOCK failing the inspection test will be held for pickup by 3M. 3M will arrange for pickup of failed BAILMENT STOCK within fourteen (14) days after receipt of written notice from APTI.

     22.2 a. APTI will keep BAILMENT STOCK at its manufacturing facility or warehouse and will not relocate any BAILMENT STOCK without 3M's prior written approval.

     b. APTI will use the BAILMENT STOCK only to perform work for 3M.

     c. APTI will keep the BAILMENT STOCK segregated from any inventory of APTI through the use of special labeling.

     d. APTI will store the BAILMENT STOCK in a dry storage area which will have a temperature of 60(degree)f - 180(degree)f and a relative humidity of 30% - 90%.

     22.3 The BAILMENT STOCK, work-in-process and finished PRODUCTS will remain at all times 3M property. APTI will not pledge or mortgage any of the BAILMENT STOCK, work-in-process or finished PRODUCTS. APTI will not do or omit to do anything which might encumber or threaten to encumber 3M's ownership rights in the BAILMENT STOCK, work-in-process or finished PRODUCTS. APTI agrees to execute, upon request, a UCC-1 Financing Statement for filing by 3M to record 3M's ownership rights.

     22.4 a. If APTI's waste of film during any month is higher than 10%, then APTI will reimburse 3M for the excess waste at the excess waste charge of $.20 per square yard. The parties will review the waste percentage quarterly.

     b. Waste of BAILMENT STOCK will be calculated by subtracting the total square yards of finished PRODUCTS produced during a month from the total square yards of BAILMENT STOCK used to produce those finished PRODUCTS. Production quantities will be recorded by filling out the production report provided by 3M after each production run. APTI will also report monthly inventory balances for BAILMENT STOCK. APTI will send the reports to 3M on the last day of each month. APTI will also submit a monthly waste report using a mutually agreed upon format.

     c. Where APTI can show that 1) waste is the direct result of a failure of BAILMENT STOCK to meet 3M's specifications and 2) the failure to comply with 3M's specifications is due to a defect in the BAILMENT STOCK which was not discoverable by APTI through the use of reasonable care, such waste will not be counted when calculating APTI's actual waste percentages for the purposes of this Section 22.4.

     d. At the end of each  month 3M will  calculate  the amount due to 3M under
Section 22.4.a above and send APTI a statement showing the amount due. If APTI owes 3M an amount, then 3M will at its option either deduct the amount from payments due to APTI or invoice APTI for the amount. If 3M invoices APTI, then APTI shall pay the amount due within thirty (30) days after receiving the invoice.

     22.5 When this Agreement expires or terminates (regardless of cause), APTI will immediately make available to 3M all BAILMENT STOCK and any other property belonging to 3M and stored at APTI's premises or under APTI's control. If APTI does not immediately make that property available to 3M, then 3M may take all action permitted by law to immediately recover the property and APTI will on demand reimburse 3M for all actual and reasonable costs 3M incurs in recovering the property (including reasonable attorney's fees and other expenses of litigation).

     22.6 APTI will dispose of BAILMENT STOCK waste by incineration or by burial in a covered landfill site in compliance with all applicable local, state and federal laws and regulations.

     22.7 APTI has full risk of loss as to any BAILMENT STOCK on APTI's premises or under APTI's control. The total value of the BAILMENT STOCK may reach
$150,000.00 and APTI will insure the BAILMENT STOCK up to that value for all times during which that property is within APTI's possession or control. The policy must name 3M as an additional insured as 3M's interest may appear. The insurance must be primary for 3M regardless of any other coverage which 3M may have available.

23.      Infringement of Third Party Rights

     23.1 APTI shall indemnify, defend and hold 3M harmless from any liability for any injury, loss, damage, cost or expense (including reasonable attorneys fees) caused by or resulting from any third party claim, action, suit or proceeding involving PRODUCTS, which claim, action, suit or proceeding is based on actual or alleged infringement, wrongful use or misappropriation of such third party's patent, trademark, copyright or trade secret rights by PRODUCT. 3M shall give APTI notice of any such claim, action, suit or proceeding.

     23.2 APTI shall main in full force and effect, so long as this Agreement remains in effect and for three (3) years thereafter, comprehensive general and commercial liability insurance, including coverage for the liabilities expressed in Section 25.1, waiving subrogation with combined single limits of no less than four million dollars ($4,000,000). Contemporaneously with the execution of this Agreement, APTI shall deliver to 3M a certificate or certificates evidencing the required coverage and indicating that 3M will receive written notice of cancellation, non-renewal or of any material change in the coverage least thirty days prior to the effective date thereof. Insurance shall be carried by an insurer with a BEST rating of B+V or above. Compliance with Section 21.2 in no way limits APTI's indemnity obligations, except to the extent that APTI's insurance company actually pays amounts which are owed.


24.      Entire Agreement

     This Agreement constitutes the entire Agreement between the parties relating to the matters set forth herein and supersedes all prior agreements, whether written or oral, and all other communications between the parties relating to the subject matter of this Agreement.

The parties have confirmed this Agreement by having their duly authorized representatives execute both copies of this Agreement in the spaces provided below. For reference purposes the date of this Agreement will be the date it is executed by 3M.

MINNESOTA MINING AND                        AIR PACKAGING TECHNOLOGIES
MANUFACTURING COMPANY                       INCORPORATED


By: /s/ Charles R. McCready                 By: /s/  Donald Ochacher.
  -----------------------------                --------------------------
  Charles R. McCready                        Print name:  Donald Ochacher
  General Manager                            Title:   President
  Stationery Products Division

Date: 8/8/00                                  Date: 8/3/2000
     ----------                                     ---------